EXHIBIT 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Blvd.
Suite 500
Los Angeles, California 90024
Tel (310) 208-1182
Fax (310) 208-1154

February 20, 2007

Silverado Gold Mines Ltd.
1111 West Georgia Street, Suite 505
Vancouver, British Columbia V6E 4M3

          Re: 2007 Stock Option Plan

Ladies and Gentlemen:

          We have acted as counsel to Silverado Gold Mines Ltd., a British Columbia corporation (the “Company”), in connection with the preparation of the filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company’s Registration Statement on Form S-8 relating to 25,000,000 shares of the Company’s common stock (the “Shares”).

          In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

          Based upon that review, it is our opinion that the Shares, when issued will be legally issued, fully paid, and nonassessable. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states of the United States, and the application of equivalent federal and provincial laws in Canada, as to the issuance and sale of the Shares.

          We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the registration statement.

/s/ RICHARDSON & PATEL LLP